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                                  EXHIBIT 99.1

PRESS RELEASE

BRIGHTPOINT, INC. ANNOUNCES RECEIPT OF NASDAQ NOTICE AND PROPOSED 1 FOR 7 REVERSE SPLIT OF ITS COMMON STOCK

INDIANAPOLIS--April 29, 2002--Brightpoint, Inc. (NASDAQ:CELL) announced that it received a notice today from Nasdaq of the Company's failure to comply with the U.S. $1.00 minimum bid price requirement for continued listing on the Nasdaq National Market as set forth in Nasdaq Marketplace Rule 4450(a)(5)(the "Rule"). Accordingly, the Company's common stock is subject to delisting from the Nasdaq National Market if the Company cannot demonstrate that it is in compliance with the Rule by July 29, 2002. The Company believes that delisting from Nasdaq would have a material adverse affect on the Company and therefore, it intends to take the actions it believes are necessary to avoid the delisting of its common stock from the Nasdaq National Market.
The Company's Board of Directors has approved a 1 for 7 reverse split of its common stock. The Company intends to submit the reverse split for approval by the Company's stockholders at the Company's Annual Meeting of Stockholders currently scheduled for June 26, 2002. If the Company's stockholders approve the reverse split, the Company believes that it will be able to comply with the Rule which should allow it to avoid delisting of its common stock. Additionally, if the reverse split is effected, the Company would have approximately 8 million shares of common stock issued and outstanding of 100 million shares of common stock authorized. Brightpoint is one of the world's largest distributors of mobile phones. Brightpoint supports the global wireless telecommunications and data industry, providing quickly deployed, flexible and cost effective third party solutions. Brightpoint's innovative services include distribution, channel management, fulfillment, eBusiness solutions and other outsourced services that integrate seamlessly with its customers. Additional information about Brightpoint can be found on its website at www.brightpoint.com or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).
Certain information in this press release may contain forward-looking statements regarding future events or the future performance of Brightpoint. These statements are only predictions and actual events or results may differ materially. Please refer to the documents the Company files, from time to time, with the Securities and Exchange Commission; specifically, Brightpoint's most recent Form 10-K and Exhibit 99, thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. These risk factors include, without limitation, the ability of the Company to continue to meet all of the maintenance criteria necessary for the continued listing of its common stock on the Nasdaq National Market System. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date these statements were made. Brightpoint undertakes no obligation to update any forward-looking statements contained in this press release.

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Contact:
  Brightpoint, Inc., Indianapolis, Indiana
     Frank Terence, 317/805-4100